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                                                                     EXHIBIT 12

                       CLEAR CHANNEL COMMUNICATIONS, INC.

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS EXCEPT RATIO)

                                                                          YEAR ENDED
                                           MARCH 31,  ----------------------------------------------------
                                             1997       1996       1995       1994       1993       1992
                                           --------   --------   --------   --------   --------   --------
Income before income taxes .............   $ 11,647   $ 71,240   $ 49,817   $ 36,396   $ 15,696   $  7,574
Distributed income received
from nonconsolidated affiliates ........      1,648     10,430      1,432       --         --         --
                                           --------   --------   --------   --------   --------   --------
                                             13,295     81,670     51,249     36,396     15,696      7,574
                                           --------   --------   --------   --------   --------   --------
Fixed Charges:
     Interest Expense ..................     11,046     30,080     20,752      7,669      5,390      4,739
     Amotization of loan fees ..........        177        506      1,004         82          5          1
     Interest portion of rental
     expense ...........................        154        424        361        262        188        135
Total Fixed Charges ....................     11,377     31,010     22,117      8,013      5,583      4,875
                                           --------   --------   --------   --------   --------   --------
Preferred Stock Dividends ..............          0          0          0          0          0          0
Total Fixed Charges and
Preferred Stock Dividends ..............     11,377     31,010     22,117      8,013      5,583      4,875
                                           --------   --------   --------   --------   --------   --------
Total earnings available for
payment of fixed charges ...............   $ 24,672   $112,680   $ 73,366   $ 44,409   $ 21,279   $ 12,449
                                           --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed
charges ................................       2.17       3.63       3.32       5.54       3.81       2.55
                                           ========   ========   ========   ========   ========   ========
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